Exhibit 99.1
EASTON-BELL SPORTS

	Contact:	Mark Tripp
Easton-Bell Sports, Inc.
FOR IMMEDIATE RELEASE		(818) 902-5803
EASTON-BELL SPORTS, INC. REPORTS
2008 SECOND QUARTER FINANCIAL RESULTS AND ANNOUNCES EARNINGS CALL
Easton-Bell Sports Reports a 28.2% Increase in Net Income for Second Quarter 2008
Van Nuys, CA — August 11, 2008 — Easton-Bell Sports, Inc. (the “Company”), announced it will discuss its financial results for the fiscal quarter ended June 28, 2008 on a conference call to be held on Wednesday, August 13, 2008, beginning at 3:00 p.m. Eastern Daylight Time.
Results for the Fiscal Quarter Ended June 28, 2008
The Company’s net sales for the second fiscal quarter of 2008 increased $14.4 million to $220.8 million, or 7.0%, as compared to $206.4 million of net sales in the second fiscal quarter of 2007. Team Sports net sales increased $6.8 million for the second fiscal quarter of 2008, or 5.4% as compared to the comparable fiscal quarter in 2007. Team Sports net sales increased due to strong growth in football equipment and modest growth in ice hockey equipment. Sales of baseball and softball equipment were down slightly in the quarter. Action Sports net sales increased $7.6 million in the second fiscal quarter of 2008, or 9.4% as compared to the comparable fiscal quarter in 2007. Action Sports net sales increased due to increased sales of cycling and snow helmets, cycling components, eyewear and fitness related products. Sales in the specialty channel were strong in the second fiscal quarter of 2008 as they increased 14.3% as compared to the second fiscal quarter of 2007.
The Company’s net income for the second quarter of 2008 was $15.5 million, as compared to $12.1 million for the second quarter of 2007, an increase of 28.2%. The increase in net income is primarily due to the sales growth and the impact of the fair market adjustment for an interest rate swap agreement entered into during the quarter, which reduced interest expense. Adjusted EBITDA for the second quarter of 2008 was $40.2 million, as compared to $38.8 million for the second quarter of 2007, an increase of 3.7%. “I am pleased with the Company’s second quarter results, specifically sales growth during uncertain economic times and strong cash flow management,” said Paul Harrington, Easton Bell Sports, Inc. President and Chief Executive Officer. A detailed reconciliation of net income to Adjusted EBITDA is included in the section entitled “Reconciliation of Non-GAAP Financial Measures,” which appears at the end of this press release.
Balance Sheet Items
Net debt totaled $440.3 million (total debt of $468.5 million less cash of $28.2 million) as of June 28, 2008, a decrease of $52.9 million over such amount at June 30, 2007. The reduction in net debt is due to decreased revolver borrowings, which are used for seasonal working capital needs of $30.0 million, a decrease in long term debt of $2.5 million and an increase in cash of $20.4 million. Working capital as of June 28, 2008 was $298.3 million, as compared to $262.8 million as of December 29, 2007. Inventories of $115.7 million at June 28, 2008 were down $19.6 million and of higher quality as compared to inventories of $135.3 million at December 29, 2007.

About Easton-Bell Sports, Inc.
Easton-Bell Sports, Inc. is a leading designer, developer and marketer of innovative sports equipment, protective products and related accessories. The Company markets and licenses products under such well-known brands as Easton, Bell, Riddell, Giro and Blackburn. The Company’s products incorporate leading technology and designs and are used by professional athletes and enthusiasts alike. Headquartered in Van Nuys, California, the Company has 29 facilities worldwide. More information is available at www.eastonbellsports.com.
“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995
This press release may include forward-looking statements that reflect the Company’s current views about future events and financial performance. All statements other than statements of historical facts included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events are forward-looking statements.
Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. They can be affected by inaccurate assumptions that the Company might make or by known or unknown risks and uncertainties including: (i) the level of competition in the sporting goods industry; (ii) legal and regulatory requirements, including changes in the laws that relate to use of our products and changes in product performance standards maintained by athletic governing bodies; (iii) the success of new products; (iv) whether we can successfully market our products, including use of our products by high profile athletes; (v) the Company’s dependence on and relationships with its major customers; (vi) fluctuations in costs of raw materials; (vii) risks associated with using foreign suppliers including increased transportation costs, potential supply chain disruption and foreign currency exchange rate fluctuations; (viii) the Company’s labor relations; (ix) departure of key personnel; (x) failure to protect the Company’s intellectual property or guard against infringement of the intellectual property rights of others; (xi) product liability claims; (xii) the timing, cost and success of opening or closing manufacturing facilities; (xiii) the Company’s level of indebtedness; (xiv) interest rate risks; (xv) the ability to successfully complete and integrate acquisitions and realize expected synergies; (xvi) an increase in return rates; (xvii) negative publicity about our products or the athletes that use them; (xviii) the seasonal nature of our business; (xix) failure to maintain an effective system of internal controls, and (xx) other risks outlined under “Risk Factors” in the Company’s 2007 Annual Report on Form 10-K.
These forward-looking statements are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not place undue reliance on any of the Company’s forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations. The forward-looking statements in this press release speak only as of the date of this release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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EASTON-BELL SPORTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	June 28,	December 29,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$28,176	$16,923
Accounts receivable, net	243,731	200,380
Inventories, net	115,732	135,335
Prepaid expenses	6,929	9,774
Deferred taxes	6,782	6,782
Other current assets	7,222	5,450

Total current assets	408,572	374,644
Property, plant and equipment, net	41,394	40,622
Deferred financing fees, net	13,844	15,633
Intangible assets, net	310,521	317,225
Goodwill	203,441	203,441
Other assets	11,095	4,925

Total assets	$988,867	$956,490

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities:
Current portion of long-term debt	$3,350	$3,350
Revolving credit facility	—	5,500
Current portion of capital lease obligations	21	21
Accounts payable	59,150	60,586
Accrued expenses	47,792	42,338

Total current liabilities	110,313	111,795
Long-term debt, less current portion	464,950	466,625
Capital lease obligations, less current portion	134	145
Deferred taxes	38,877	25,058
Other noncurrent liabilities	14,610	11,880

Total liabilities	628,884	615,503

Stockholder’s equity:
Common stock: $0.01 par value, 100 shares authorized, 100 shares issued and outstanding at June 28, 2008 and December 29, 2007	—	—
Additional paid-in capital	339,120	337,277
Retained earnings (deficit)	15,815	(2,040)
Accumulated other comprehensive income	5,048	5,750

Total stockholder’s equity	359,983	340,987

Total liabilities and stockholder’s equity	$988,867	$956,490

See notes to the consolidated financial statements in the Company’s Form 10-Q for the fiscal quarter ended June 28, 2008.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited and amounts in thousands)

	Second Fiscal Quarter Ended
	June 28,	June 30,
	2008	2007
Net sales	$220,810	$206,370
Cost of sales	139,398	129,986

Gross profit	81,412	76,384
Selling, general and administrative expenses	46,004	43,291
Restructuring and other infrequent expenses	317	52
Amortization of intangibles	3,352	3,352

Income from operations	31,739	29,689
Interest expense, net	2,370	10,878
Gain on sale of property, plant and equipment	—	(1,852)

Income before income taxes	29,369	20,663
Income tax expense	13,909	8,602

Net income	15,460	12,061
Other comprehensive income:
Foreign currency translation adjustment	119	2,190

Comprehensive income	$15,579	$14,251

See notes to the consolidated financial statements in the Company’s Form 10-Q for the fiscal quarter ended June 28, 2008.

Reconciliation of Non-GAAP Financial Measures
This press release contains certain financial measures which are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release we have presented a financial measure called Adjusted EBITDA on an actual basis for the fiscal quarter ended June 28, 2008. Accordingly, our presentation of Adjusted EBITDA provides investors with information about the calculation of some of the financial covenants that are contained in our senior secured credit facility. Non-compliance with these financial covenants could result in a default, an acceleration in the repayment of amounts outstanding under our senior secured credit facility, and a termination of the lending commitments under our senior secured credit facility. Any acceleration in the repayment of amounts outstanding under our senior secured credit facility would result in a default under the indenture governing our outstanding senior subordinated notes. While an event of default under our senior secured credit facility or the indenture governing the notes is continuing, we would be precluded from, among other things, paying dividends on our capital stock or borrowing under the revolving credit facility.
The calculation of Adjusted EBITDA and a reconciliation of that measure to net income, the most comparable GAAP measure, for the fiscal quarter ended June 28, 2008 is set forth below (amounts in thousands):

Net income for the second quarter of 2008	$15,460

Interest expense, net	2,370
Provision for taxes based on income	13,909
Depreciation expense	2,986
Amortization expense	3,352

EBITDA for second quarter of 2008	38,077

Non-cash compensation charges	1,011
Restructuring charges	317
Other allowable adjustments under the Company’s senior secured credit facility (1)	778

Adjusted EBITDA reported pursuant to the Company’s senior secured credit facility	$40,183

(1)	Represents actual expenses permitted to be excluded from EBITDA pursuant to the Company’s senior secured credit facility. Such amount represents expenses paid in connection with the recruitment, relocation and severance of senior level employees.
We believe Adjusted EBITDA is an important supplemental measure of operating performance. It eliminates items that have less bearing on our operating performance and thus highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use this financial measure in the evaluation of issuers, many of which present some form of Adjusted EBITDA when reporting their results (although we note that some issuers may define Adjusted EBITDA differently than we define it herein). In addition, our management uses Adjusted EBITDA in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets and assess our ability to meet our future debt service, capital expenditure and working capital requirements and our ability to pay dividends on our capital stock.
Adjusted EBITDA should not be considered as an alternative to net income or operating income as a measure of operating results or cash flows as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. For example, it (i) does not reflect cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) does not reflect changes in, or cash requirements for, working capital needs; (iii) does not reflect interest expense, or the cash requirements necessary to service interest or principal payments on debt; (iv) excludes tax payments that represent a reduction in cash available; and (v) does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future. Despite these limitations, we believe that Adjusted EBITDA is useful for the reasons described above. To compensate for these limitations, however, we rely primarily on our GAAP results and use Adjusted EBITDA only supplementally.

Conference Call Webcast and Dial-in Information
Interested parties may listen to the conference call via webcast at http://phx.corporate-ir.net/playerlink.zhtml?c=190384&s=wm&e=1920355. In addition, interested parties may listen directly to the call by dialing 1-866-510-0705 (within the United States and Canada) or 617-597-5363 (outside the United States and Canada). The pass code for the call is 19116830. A replay of the call will be available on August 14 through August 27, 2008 by dialing 1-888-286-8010 (within the United States and Canada) or 617-801-6888 (outside the United States and Canada). The pass code for both replay phone numbers is 63215733.